COMMUNITY CAPITAL TRUST

ADDENDUM NO. 3 TO INVESTMENT MANAGEMENT AGREEMENT

This Addendum No. 3, dated as of the 10th of August, 2023, is an addendum to the Investment Management Agreement dated June 1, 1999 as subsequently amended (the “Investment Management Agreement”) entered into between Community Capital Trust, a Delaware business trust (the “Trust”), and Community Capital Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser desire to amend and restate Schedule A to the Investment Management Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Investment Management Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the date hereof.

2.	Except to the extent supplemented hereby, the Investment Management Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

COMMUNITY CAPITAL TRUST

By:	/s/ Alyssa Greenspan
Name:	Alyssa Greenspan
Title:	President

COMMUNITY CAPITAL MANAGEMENT, LLC

By:	/s/ Alyssa Greenspan
Name:	Alyssa Greenspan
Title:	CEO & President

APPENDIX 1

SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

COMMUNITY CAPITAL TRUST

(FORMERLY KNOWN AS THE COMMUNITY REINVESTMENT ACT

QUALIFIED INVESTMENT FUND)

AND

COMMUNITY CAPITAL MANAGEMENT, LLC

(FORMERLY KNOWN AS CRA ADVISORS, INC.)

DATED AS OF JUNE 1, 1999

NAME OF FUND	COMPENSATION*	DATE
CCM Community Impact Bond Fund (formerly known as The Community Reinvestment Act Qualified Investment Fund)	Annual Rate of 0.30% of such Fund’s average net assets	May 1, 2008

*	All Fees are computed daily and paid monthly.

COMMUNITY CAPITAL MANAGEMENT, LLC		COMMUNITY CAPITAL TRUST

By:	/s/ Alyssa Greenspan	By:	/s/ Alyssa Greenspan

Name:	Alyssa Greenspan	Name:	Alyssa Greenspan

Title:	CEO & President	Title:	President